Stockholm, Sweden, July 26, 2019 (NYSE: VNE and SSE: VNE-SDB)                     EXHIBIT 99.1
Financial Report April - June 2019

Financial Summary - Q2'19
•
Results slightly better than our internal expectation
•
Net Sales $489 million
•
Net Sales decline 14%, Organic Sales[1] decline 10%
•
Active Safety Net Sales decline 14%, Organic Sales[1] decline 9%
•
Operating cash flow $(70) million

2019 Outlook
•
LVP decline in the mid-single digits versus 2018
•
Organic Sales[1] decline in the high-single digits versus 2018
•
Currency translation impact on sales ~(2)% versus 2018
•
Operating loss improvement during H2'19 versus H1'19
•
Cash flow expectation for FY'19 remains on track

Business Highlights
•
Successful capital raise in May 2019, gross proceeds of $627 million including both Common Stock and Convertible Senior Notes
•
Resolved VNBS joint venture funding issues during the quarter, acquired Nissin Kogyo's 49% interest in the JV's US operations
•
Market adjustment initiatives delivering results: strong working capital performance drives better than expected cash flow and sequential improvement in RD&E gross cost
•
Q2'19 order intake in line with our expectations, LTM more than $1 billion average annual sales with Active Safety ~75%

Key Figures	Three Months Ended June 30					Six Months Ended June 30
Dollars in millions, (except where specified)	2019		2018		Change	2019		2018		Change
	$	%	$	%	$	$	%	$	%	$
Net Sales	$489		$572		$(83)	$984		$1,166		$(182)
Gross Profit / Margin	$77	15.7%	$112	19.6%	$(35)	$162	16.5%	$223	19.1%	$(61)
RD&E, net / % of Sales	$(159)	(32.4)%	$(119)	(20.8)%	$(40)	$(315)	(32.0)%	$(225)	(19.3)%	$(90)
Operating Loss / Margin	$(137)	(28.0)%	$(48)	(8.4)%	$(89)	$(265)	(27.0)%	$(64)	(5.5)%	$(201)
Operating Cash flow	$(70)		$(85)		$15	$(160)		$(164)		$4

Comments from Jan Carlson, Chairman, President and CEO
The fusion of the automotive and technology industries is continuing, and this quarter we saw the pace of change accelerating, with new alliances and partnerships being formed on almost a weekly basis. Industry announcements and statements during the quarter also confirmed that the main trend for the decade to come is collaborative driving, with fully autonomous vehicles only playing a significant role towards the end of the next decade. This clear shift in industry focus toward advanced driver support systems plays into the strengths of the Veoneer product portfolio which is supported by the continued expansion of our customer base.

The rapid introduction of new technologies in the automotive industry creates tremendous opportunities, but also challenges in ensuring that the technology is safe, robust and user-friendly enough to be implemented in millions of new vehicles. The weakness in the global light vehicle production is currently impacting us and while market forecasts still anticipate the second half of 2019 to be somewhat stronger than the first, it is a less pronounced comeback, coupled with increased uncertainty, than what was anticipated a few months back.

With this as a backdrop, I am quite pleased that the results for the second quarter were better than we earlier indicated due to the strong execution of our market adjustment initiatives including:
○ cash flow was significantly better than expected due to diligent management of working capital and capital expenditures,
○ early positive results from engineering process improvements, built on broader platform reuse, has led to productivity and efficiency increases resulting in a lower RD&E cost run rate, and
○ the initiation of a partnering model in the area of data annotation activities, which is part of our initiative to drive efficiencies.
We executed two key strategic projects during the quarter. First, and most importantly, we completed a successful capital raise of $627 million through the sales of a combination of common stock and convertible senior notes. This raise, which was oversubscribed by approximately three times, provides us with the financial stability needed to execute on our strong order book, while at the same time enabling Veoneer to become an agile leader in the new autotech industry. Secondly, we resolved the short-term funding issue in our brake control joint venture VNBS and in mid-June we acquired 100% of the entity responsible for its US operations. This successful resolution better positions us to continue with our strategic review of options for VNBS and will allow us to act quickly once the path forward is decided.

Our technology development is also progressing rapidly. This quarter we saw the first on-road public demonstration of the full Zenuity software stack integrated with Veoneer’s computing solution and sensor suite - an important milestone for our company. In the second half of 2019 the business environment is likely to be tougher than previously anticipated. We remain fully focused on securing $1.2 billion in order intake, executing on our current customer programs and upcoming important launches, delivering on our market adjustment initiatives program and gradually returning to organic growth with improving EBIT and cash flow in 2020.

I would like to end by thanking our owners, employees and partners for being committed and supportive through Veoneer’s development into one of the global autotech leaders.
An earnings conference call will be held today, July 26, 2019 at 14:00 CET. To follow the webcast or to obtain the phone number/pin code, please see www.veoneer.com. The slide deck will be available on our website prior to the earnings conference call. See also the Non-U.S. GAAP Financial Measures section on page 10 of this earnings release for further disclosures.
[1]For these non-U.S. GAAP financial measures, see the reconciliation tables in this earnings release, including the Non-U.S. GAAP Financial Measures section on page 10. See the Non-U.S. GAAP Financial Measures section for further discussion of the forward-looking organic sales non-U.S. GAAP financial measure.

Page 1 of 10    26 July 2019

Financial Overview for the Quarter

Sales by Product
Net Sales	Three Months Ended June 30				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019	2018	U.S. GAAP Reported		Currency		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%
Restraint Control Systems	209	246	(37)	(15)	(11)	(4)	(26)	(11)
Active Safety	184	215	(31)	(14)	(11)	(5)	(20)	(9)
Brake Systems	96	111	(15)	(13)	(3)	(3)	(12)	(11)
Total	$489	$572	$(83)	(14)%	$(25)	(4)%	$(58)	(10)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the quarter declined by 14% to $489 million as compared to 2018. Organic sales[1] declined by approximately 10% while the combined currency translation effects of 4% accounted for the remainder of the decline. During the quarter, our net sales developed slightly better than our internal expectations at the beginning of the quarter.

Active Safety - Net sales for the quarter of $184 million decreased by 14% as compared to 2018. This decline was partially driven by the organic sales[1] decline of 9%. This decline is partly attributable to the LVP decline of approximately 9% in our major markets for Active Safety, where we have a relatively higher CPV on premium brands (Western Europe, North America, Japan and China).

According to IHS, the LVP decline of 7% for the quarter as compared to 2018 was mainly attributable to China and Western Europe and to a lesser extent North America. The LVP decline of 3%, as compared to the first quarter in 2019, was more than our sequential sales decline of 1%.

Strong demand for mono/stereo vision and night vision systems and ADAS ECUs on several models drove an increase in organic sales. This was more than offset by the negative radar product mix and lower LVP with certain customer models in Western Europe and North America.

Restraint Control Systems - Net sales for the quarter of $209 million decreased by 15% as compared to 2018. The organic sales[1] decline of 11% was mainly due to lower volumes in China and North America where we see a temporary phase out of our products on certain vehicle models.

Brake Systems - Net sales of $96 million for the quarter decreased by approximately 13% as compared to 2018. This sales decline is mainly due to an organic sales[1] decline of close to 11%, driven primarily by temporary lower volumes on certain Honda vehicle models in China and Japan.

Income Statement
Gross Profit - The gross profit for the quarter of $77 million was $35 million lower as compared to 2018. The negative volume and product mix effects that caused the lower organic sales was the main contributor to the gross profit decline. Net currency effects on the gross profit were approximately $11 million unfavorable for the quarter as compared to 2018, primarily due to the stronger US dollar.
Net Loss - The net loss for the quarter of $142 million increased by $76 million as compared to 2018.
Veoneer’s net loss from its equity method investment (Zenuity) of $18 million during the quarter increased by $2 million as compared to 2018. This is mainly attributable to the hiring of software engineers over the last 12 months.

Operating Loss - This quarter represents the fourth quarter with a standalone cost structure for the company. The operating loss for the quarter of $137 million increased by $89 million as compared to 2018.
The increase in equity method investment loss was offset by interest income, net of $2 million, which was an increase of $2 million as compared to 2018.
The RD&E, net increase of $40 million as compared to 2018 was mainly due to the ramp-up of engineering hiring during 2018, as well as slightly lower engineering reimbursement during the quarter.	Income tax benefit for the quarter was $10 million as compared to an expense of $3 million in 2018. The tax benefit includes approximately $8 million of favorable net discrete tax items.
The SG&A increase of $13 million was mostly related to the additional costs associated with being a standalone listed company.	The non-controlling interest loss in the VNBS joint venture was $9 million as compared to $3 million in 2018. The increase was mainly due to the organic sales decline impact on earnings.
Other income and amortization of intangibles combined were $1 million lower for the quarter as compared to 2018. Net currency effects on the operating loss were approximately $7 million unfavorable for the quarter as compared to 2018.

Loss per Share - The loss per share increased to $1.39 for the quarter as compared to a loss of $0.72 per share in 2018. This decline was mainly due to the increase in operating loss. The share count increase from the common stock issuance in May 2019 reduced the loss per share by $0.18.

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash used in operating activities of $70 million during the quarter was $15 million lower as compared to 2018. The higher net loss was mostly offset by the positive change in net working capital[1].

Net Working Capital[1] - The net working capital of $1 million improved by $43 million during the quarter. This net working capital improvement was mainly driven by the reduction in customer accounts receivable and inventories.

Net cash used in investing activities - Net cash used in investing activities of $65 million during the quarter was $28 million higher as compared to 2018. The main drivers of the increase were the $10 million of capital expenditures and the $11 million investment in Zenuity.

Capital Expenditures - Capital expenditures of $50 million for the quarter increased by $10 million as compared to 2018 mainly due to increasing camera capacity and to support new program launches in the upcoming quarters.

Cash and cash equivalents - Cash and cash equivalents of $1,204 million at the end of the quarter increased by $489 million during the quarter due to the cash liquidity provided by the capital raise of $627 million completed during the quarter.

Shareholders Equity - Shareholders equity, including non-controlling interest, for the quarter of $2,064 million increased by $296 million during the quarter due to the capital raise effect on equity of $438 million.

Page 2 of 10    26 July 2019

Segment Overview for the Quarter

Electronics	Three Months Ended June 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$393		$461		$(68)	(15)%	$(22)	(5)%	$(46)	(10)%
Operating Loss / Margin	$(101)	(25.7)%	$(31)	(6.7)%	$(70)
Segment EBITDA1 / Margin	$(81)	(20.5)%	$(13)	(2.8)%	$(68)
Associates	7,763		6,404		1,359
1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales in the Electronics segment decreased by $68 million to $393 million for the quarter as compared to 2018. This sales decline was mainly due to the organic sales[1] decline in Active Safety and Restraint Control Systems of $20 million and $26 million, respectively, along with the currency translation effects of $22 million.

EBITDA - The segment EBITDA[1] for Electronics decreased by $68 million to negative $81 million for the quarter as compared to 2018. This decline is mainly due to the increase in operating loss for the segment.

Operating Loss - The operating loss for the Electronics segment of $101 million for the quarter increased by $70 million as compared to 2018 mainly due to the negative volume and product mix effects causing the lower organic sales in Active Safety and Restraint Control Systems and the increase in RD&E cost to support future organic sales growth and current development programs.

Associates - The number of associates in the Electronics segment increased by 1,359 to 7,763 as compared to 2018. This increase is primarily due to the hiring of approximately 1,200 engineers to support the strong order intake for future growth.

Deliveries - The quantities delivered in the quarter were 3.9 million units for Restraint Controls Systems and 2.1 million units for Active Safety.

Brake Systems	Three Months Ended June 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$96		$111		$(15)	(13)%	$(3)	(3)%	$(12)	(11)%
Operating Loss / Margin	$(17)	(18.3)%	$(4)	(3.6)%	$(13)
Segment EBITDA1 / Margin	$(7)	(7.4)%	$5	4.5%	$(12)
Associates	1,415		1,502		(87)

1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales in the Brake Systems segment decreased by $15 million to $96 million for the quarter as compared to 2018. This sales decline was mainly attributable to temporary lower volumes on certain Honda vehicle models, particularly in China and Japan.

EBITDA - The segment EBITDA[1] for Brake Systems decreased to negative $7 million for the quarter as compared to $5 million in 2018. This decline was due to the increase in underlying operating loss for the segment.

Operating Loss - The operating loss for the Brake Systems segment increased to $17 million from $4 million for the quarter as compared to 2018 mainly due to the negative volume and product mix effects causing the lower organic sales and slight increase in RD&E net to support future organic sales growth.
Associates - The number of associates in the Brake Systems segment declined by 87 to 1,415 as compared to 2018 primarily due to direct and indirect labor reductions related to the Honda sales decline.
Deliveries - The quantities delivered during the quarter were 0.4 million units for Brake Systems.

Corporate and Other	Three Months Ended June 30
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported
	$	%	$	%	Chg. $	Chg. %
Net Sales	$—		$—		$—
Operating Loss / Margin	$(19)	—%	$(13)	—%	$(6)
EBITDA1 / Margin	$(18)	—%	$(13)	—%	$(5)
Associates	57		30		27
1 Non-U.S. GAAP measure reconciliation for EBITDA

Operating Loss and EBITDA - The operating loss and EBITDA[1] for Corporate and other increased to $19 million and $18 million, respectively, from $13 million for the quarter as compared to 2018. This increase was mainly attributable to the additional SG&A costs associated with being a standalone listed company.

Associates - The number of associates increased by 27 to 57 as compared to 2018 mainly due to the hiring of personnel to support a standalone listed company and to perform functions previously provided through transition services with Autoliv.

The associates and financial figures are not comparable since the first half of the 2018 financial results are based on carve-out basis accounting rules.

Page 3 of 10    26 July 2019

Financial Overview Year to Date

Sales by Product
Net Sales	Six Months Ended June 30				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019	2018	U.S. GAAP Reported		Currency		Organic[1]
	$	$	Chg. $	Chg. %	$	%	$	%
Restraint Control Systems	425	514	(89)	(17)	(22)	(4)	(67)	(13)
Active Safety	375	427	(52)	(12)	(24)	(6)	(28)	(6)
Brake Systems	184	225	(41)	(18)	(7)	(3)	(34)	(15)
Total	$984	$1,166	$(182)	(16)%	$(53)	(5)%	$(129)	(11)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the first half of 2019 declined by 16% to $984 million as compared to 2018. Organic sales[1] declined by approximately 11% while the combined currency translation effects were 5%. Sequentially, net sales in the second quarter declined slightly by approximately 1% as compared to the first quarter in 2019.

Active Safety - Net sales for the first half of 2019 decreased by 12% to$375 million as compared to 2018. This decline was driven by currency translation effects of 6% while organic sales[1] declined by 6%. The LVP in our major markets for Active Safety where we have a relatively higher CPV on premium brands (Western Europe, North America, Japan and China) declined by approximately 8%.

According to IHS, the LVP decline of 7% for the first half of 2019 as compared to 2018 was mainly attributable to China and Western Europe. Sequentially, the LVP decline of 3% as compared to the first quarter in 2019 was worse than our sequential sales decline of approximately 1%.

Strong demand for mono/stereo vision and night vision systems and ADAS ECUs on several models drove an increase in organic sales. This was more than offset by the negative radar product mix and lower LVP with certain customer models in Western Europe and North America.

Restraint Control Systems - Net sales for the first half of 2019 decreased by 17% to $425 million as compared to 2018. The organic sales[1] decline of 13% was mainly due to lower volumes in Europe, China and North America where we see a temporary phase out of our products on certain vehicle models and lower underlying LVP.

Brake Systems - Net sales of $184 million for the first half of 2019 decreased by approximately 18% as compared to 2018. This sales decline is mainly due to an organic sales[1] decline of close to 15%, primarily driven by temporary lower volumes on certain Honda vehicle models in China and Japan.

Income Statement
Gross Profit - The gross profit of $162 million for the first half of 2019 was $61 million lower as compared to 2018. The negative volume and product mix effects that caused the lower organic sales was the main contributor to the gross profit decline. Net currency effects on the gross profit was approximately $22 million unfavorable for the same period as compared to 2018, primarily due to the stronger US dollar.
Net Loss - The net loss for the first half of 2019 increased by $187 million to $290 million as compared to 2018.
Veoneer’s net loss from its equity method investment (Zenuity) of $35 million for the first half of 2019 increased by $5 million as compared to 2018. This is mainly attributable to the hiring of software engineers over the last 12 months.

Operating Loss - The operating loss of $265 million for the first half of 2019 increased by $201 million as compared to 2018.	The increase in equity method investment loss was offset by interest income, net of $5 million, which was an increase of $5 million as compared to 2018.
The RD&E, net increase of $90 million for the first half of 2019 as compared to 2018 was mainly due to the ramp-up of engineering hiring during 2018 as well as slightly lower engineering reimbursement.
Income tax benefit for the first half of 2019 was $4 million as compared to an expense of $10 million in 2018. This tax result includes approximately $5 million of discrete tax benefit.
The SG&A increase of $34 million for the first half of 2019 as compared to 2018 was mostly related to the additional costs associated with being a standalone listed company and some one-time professional services.

The non-controlling interest loss in the VNBS joint venture was $20 million for the first half of 2019 as compared to $8 million in 2018. The increase is mainly due to the organic sales decline impact on earnings.

Other income was $16 million lower for the first half of 2019 as compared to 2018 primarily due to the reversal of the $14 million MACOM earn-out provision. Net currency effects on the operating loss were $11 million unfavorable for the first half of 2019 as compared to 2018.

Loss per Share - The loss per share increase to $2.94 for the first half of 2019 as compared to a loss of $1.09 per share in 2018 was mainly due to the increase in operating loss. The share count increase from the common stock issuance in May 2019 reduced the loss per share by $0.19.

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash used in operating activities of $160 million during the first half of 2019 was $4 million lower as compared to 2018. The higher net loss was mostly offset by the positive change in net working capital[1] and other, net.
Net Working Capital[1] - The net working capital of $1 million improved by $41 million during the first half of 2019. The reduction in trade accounts receivable was the main driver of the improvement.
Net cash used in investing activities - Net cash used in investing activities of $119 million during the first half of 2019 was $57 million higher as compared to 2018 mainly due to $38 million increase in capital expenditures and $11 million investment in Zenuity.

Capital Expenditures - Capital expenditures of $109 million, or 11% of sales, for the first half of 2019 increased by $38 million as compared to 2018. We now expect capital expenditures to be approximately 12% of sales for 2019 to support our strong order book and future growth.

Cash and cash equivalents - Cash and cash equivalents of $1,204 million increased by $340 million during 2019 due to the capital raise of $627 million being partially offset by the negative cash flow before financing.

Shareholders Equity - Shareholders equity, including non-controlling interest, for the quarter of $2,064 million increased by $137 million during 2019 due to the equity raise completed during the second quarter.

Page 4 of 10    26 July 2019

Segment Overview Year to Date

Electronics	Six Months Ended June 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg. %	$	%	$	%
Net Sales	$800		$941		$(141)	(15)%	$(46)	(5)%	$(95)	(10)%
Operating Loss / Margin	$(191)	(23.8)%	$(32)	(3.4)%	$(159)
Segment EBITDA1 / Margin	$(151)	(18.9)%	$4	0.4%	$(155)
Associates	7,763		6,404		1,359
1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales in the Electronics segment decreased by $141 million to $800 million for the first half of 2019 as compared to 2018. This decline was mainly due to the organic sales[1] decline in Active Safety and Restraint Control Systems of $28 million and $67 million, respectively, along with the currency translation effects of $46 million.

EBITDA - The segment EBITDA[1] for Electronics decreased by $155 million to negative $151 million for the first half of 2019 as compared to 2018. This decline is mainly due to the increase in operating loss for the segment.

Operating Loss - The operating loss for the Electronics segment of $191 million for the first half of 2019 increased by $159 million as compared to 2018. This increase was mainly due to the negative volume and product mix effects causing lower organic sales in Active Safety and Restraint Control Systems and the increase in RD&E cost to support future organic sales growth and current development programs.

Associates - The number of associates in the Electronics segment increased by 658 to 7,763 as compared to the end of 2018 primarily due to the hiring of close to 100 direct labor associates for program launches and 480 engineers to support new customer development programs.

Deliveries - The quantities delivered during the first half of 2019 were 8.1 million units for Restraint Controls Systems and 4.5 million units for Active Safety.

Brake Systems	SIx Months Ended June 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg. %	$	%	$	%
Net Sales	$184		$225		$(41)	(18)%	$(7)	(3)%	$(34)	(15)%
Operating Loss / Margin	$(37)	(20.1)%	$(12)	(5.3)%	$(25)
Segment EBITDA1 / Margin	$(17)	(9.4)%	$7	3.1%	$(24)
Associates	1,415		1,502		(87)

1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales in the Brake Systems segment decreased by $41 million to $184 million for the first half of 2019 as compared to 2018. This sales decline was mainly attributable to temporary lower volumes on certain Honda vehicle models, particularly in China and Japan.

EBITDA - The segment EBITDA[1] for Brake Systems decreased to negative $17 million for the first half of 2019 as compared to $7 million in 2018. This decline was mainly due to the increase in underlying operating loss for the segment.

Operating Loss - The operating loss for the Brake Systems segment increased to $37 million for the first half of 2019 from $12 million as compared to 2018. This increase was mainly due to the negative volume and product mix effects causing the lower organic sales and slight increase in RD&E net to support future organic sales growth.

Associates - The number of associates in the Brake Systems segment decreased by 38 to 1,415 as compared to the end of 2018 primarily due to the reduction of 29 direct labor associates due to lower Honda volumes and total overhead reductions of 9 associates.

Deliveries - The quantities delivered during the first half of 2019 was 0.8 million units for Brake Systems.

Corporate and Other	Six Months Ended June 30
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported
	$	%	$	%	Chg. $	Chg. %
Net Sales	$—		$—		$—
Operating Loss / Margin	$(37)	—%	$(20)	—%	$(17)
EBITDA1 / Margin	$(37)	—%	$(20)	—%	$(17)
Associates	57		30		27
1 Non-U.S. GAAP measure reconciliation for EBITDA

Operating Loss and EBITDA - The operating loss and EBITDA[1] for Corporate and other both decreased by $17 to $37 million for the first half of 2019 as compared to 2018. This increase was mainly attributable to the additional SG&A costs associated with being a standalone listed company.

Associates - The number of associates increased by 14 to 57 as compared to the end of 2018 mainly due to the hiring of personnel to support a standalone listed company and to perform functions previously provided through transition services with Autoliv.

The associates and financial figures are not comparable since the first half of the 2018 financial results are based on carve-out basis accounting rules.

Page 5 of 10    26 July 2019

Associates		June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
TOTAL		9,235	9,192	8,600	8,310	7,937
Whereof:	Direct Manufacturing	2,153	2,110	2,083	2,186	2,229
	RD&E	5,154	5,192	4,676	4,327	3,959
	Temporary	1,659	1,563	1,329	1,254	1,246

The number of associates increased to 9,235 during the quarter from 9,192 in the previous quarter, mainly due to the hiring of direct manufacturing and temporary associates to support new program launches. This increase was partially offset by a slight reduction in RD&E associates.

The increase in associates as compared to the same period in 2018 of 1,298 from 7,937 is primarily due to the hiring of approximately 1,200 to support our investment in engineering resources for future growth opportunities. Temporary associates have increased more than 400 reflecting the uncertain macro situation and new program launches.

2019 Outlook and Targets
The financial results for the second quarter developed better than our internal expectations sequentially from the first quarter in 2019, and cash flow was better than anticipated, due to strong working capital performance and lower than expected CapEx.

Looking ahead to the third quarter of 2019, our sales are expected to be slightly lower while our operating loss is expected to remain at approximately the same level, both as compared sequentially to the second quarter of 2019. Our expected sales development is in line with the slight sequential decline in the light vehicle production between the second and third quarters.

The second half of 2019 is still expected to improve in both sales and margins from the first half of 2019, although our return to organic sales growth is likely delayed until 2020 due to the deterioration in the expected LVP recovery during the second half of 2019. Cash flow for the second half of 2019 is expected to remain approximately at the same levels as the first half of 2019, due to the strong performance during the second quarter.

To summarize our full year 2019 outlook: organic sales are expected to decline in the upper single digits as compared to 2018 while currency translation effects on sales are expected to decline by approximately 2%. We expect RD&E net to improve during the second half of 2019 with a maximum of $600 million for the full year 2019 and still expect cost savings improvements during the second half of 2019 generated from our market adjustment initiatives. We expect order intake for full year 2019 to be at least $1.2 billion future average annual sales, the same level as compared to 2018.

Other Topics and Events
Filings - Please refer to www.veoneer.com or to our Annual Report for definitions of terms used in this report. Veoneer’s annual report on 10-K, quarterly reports on Form 10‑Q, press releases, current reports on Form 8-K, proxy statement and other documents filed with the SEC can be obtained free of charge from Veoneer at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Veoneer’s corporate website www.veoneer.com. The earnings call webcast slide presentation is posted on our corporate website.
Reporting Structure - Veoneer is organized according to product areas around its two segments, Electronics, which includes Restraint Control Systems and Active Safety, and Brake Systems, which is the VNBS JV. Products are Veoneer’s primary focus in running and reporting its business, as well as its customer focus. Consequently, although Veoneer discloses sales by region in accordance with its reporting obligations to the SEC, the Company does not believe it is particularly helpful to investors and does not intend to provide regular quarterly analysis and reporting details on sales by region or other comparisons versus light vehicle production to those regions.
Carve-Out Reporting - The first half 2018 financial results for Veoneer have been prepared from the financial records of Autoliv, Inc. under specific carve-out basis accounting rules.
Accounting for Leases - Veoneer adopted ASU 2016-02, Leases (Topic 842), effective January 1, 2019, which is intended to increase transparency and comparability among organizations by recognizing lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The impact from the adoption of the standard was less than $2 million for the first half of 2019.
Next Report - The next earnings report for the third quarter of 2019 is planned for Friday, October 25, 2019.
Contacts:
Thomas Jonsson - EVP Communications & IR, +46 8 527 762 27 or thomas.jonsson@veoneer.com and Ray Pekar - VP Investor Relations, +1 248 794 4537 or ray.pekar@veoneer.com.

Definitions:
CapEx - Capital expenditures, CPV - Content per Vehicle; LTM - Last Twelve Months;  LVP - Light Vehicle Production; Order Intake - Estimated future average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products, and exchange rates;   VNBS JV - Veoneer Nissin Brake Systems Joint Venture.
Other Events:
May 8 - Veoneer held its first Annual Stockholder Meeting where the Company received sufficient votes to approve all of management's proposals as disclosed in the proxy statement for the meeting filed with the SEC.
May 24 - Veoneer was recognized for its innovation and quality performance by General Motors as a 2018 Supplier of the Year. This is the first customer award for Veoneer as a standalone public company following completion of the spin-off.
May 28 - Veoneer closed its concurrent registered public offerings of common stock and convertible senior notes. The offerings, which were oversubscribed by approximately three times, resulted in gross proceeds of $627 million, consisting of $420 million from the common stock offering and $207 million from the convertible notes offering. 24 million shares of common stock were issued in the common stock offering.
June 17 - Veoneer announced the signing of binding agreements with its VNBS joint venture partner Nissin Kogyo to resolve the previously disclosed funding dispute between the two partners. Key agreement terms include: Veoneer's acquisition of Nissin Kogyo's 49% interest in the US operations of the VNBS JV, and Nissin Kogyo's agreement to provide guarantees for VNBS commercial loans, or contribute capital to VNBS, to fund debt repayment from VNBS to Veoneer of approximately $20 million. The transaction closed on June 28, 2019.
June 19 - Veoneer showcased its latest Active Safety products and solutions during a customer ride and drive event at the American center for Mobility in Ypsilanti, MI. On track vehicle demonstrations included the first public demonstration of Zenuity's software stack integrated with Veoneer's sensors and ADAS ECU. Other technology highlights included Veoneer's 4th generation Mono, Stereo and Night vision cameras, In-Cabin Monitoring, LiDAR and 4G LTE vehicle connectivity.

This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 12:00 CET on Friday July 26, 2019. Inquiries - Company Corporate website www.veoneer.com.

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Safe Harbor
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report other than statements of historical fact, including without limitation, statements regarding management’s examination of historical operating trends and data, estimates of future sales (including estimates related to order intake), operating margin, cash flow, taxes or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.

New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; the ability of the Company to achieve the intended benefits from its separation from its former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; our ability to secure financing to meet future capital needs; higher raw material, energy and commodity costs; component shortages; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other post-retirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our taxes; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties contained in our quarterly report and the disclosures made in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2019.

For any forward-looking statements contained in this report or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Consolidated Income Statement	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months [3]	Full Year 2018 [3]
Dollars in millions, (except per share data)	2019	2018 [3]	2019	2018 [3]
Net sales	$489	$572	$984	$1,166	$2,046	$2,228
Cost of sales	(412)	(460)	(822)	(943)	(1,677)	(1,798)
Gross profit	77	112	162	223	369	430
Selling, general & administrative expenses	(50)	(37)	(102)	(68)	(190)	(156)
Research, development & engineering expenses, net	(159)	(119)	(315)	(225)	(556)	(466)
Amortization of intangibles	(6)	(6)	(11)	(11)	(23)	(23)
Other income, net	1	2	1	17	3	18
Operating loss	(137)	(48)	(265)	(64)	(397)	(197)
Loss from equity method investment	(18)	(16)	(35)	(30)	(68)	(63)
Interest income / (expense), net	2	—	5	—	11	6
Other non-operating items, net	1	1	1	1	—	—
Loss before income taxes	(152)	(63)	(294)	(93)	(454)	(253)
Income tax benefit / (expense)	10	(3)	4	(10)	(28)	(42)
Net loss [1]	(142)	(66)	(290)	(103)	(482)	(294)
Less: Net loss attributable to non-controlling interest	(9)	(3)	(20)	(8)	(31)	(19)
Net loss attributable to controlling interest	$(133)	$(63)	$(270)	$(95)	$(451)	$(276)
Net loss per share – basic [2]	$(1.39)	$(0.72)	$(2.94)	$(1.09)	$(4.92)	$(3.17)
Weighted average number of shares outstanding, (in millions) [2]	96.06	87.13	91.68	87.13	91.70	87.16
[1] Including Corporate and other sales. [2] Basic numbers of shares used to compute net loss per share. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from loss per share calculation. [3] 2018 figures for the first half of 2018 are according to Carve-out reporting from the Autoliv spin-off of Veoneer.

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Consolidated Balance Sheet	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018 [1]
Dollars in millions
Assets
Cash & cash equivalents	$1,204	$715	$864	$919	$980
Short-term investments	—	—	5	5	—
Receivables, net	319	364	376	428	426
Inventories, net	158	170	172	166	157
Related party receivables	16	43	64	72	84
Prepaid expenses and contract assets	42	39	39	33	29
Other current assets	19	21	22	25	23
Total current assets	1,758	1,352	1,543	1,648	1,699
Property, plant & equipment, net	548	521	499	456	415
Operating lease right of use assets	94	70	—	—	—
Equity method investment	73	81	101	120	134
Goodwill	290	290	291	291	291
Intangible assets, net	93	96	102	102	109
Deferred tax assets	10	10	11	28	30
Related party notes receivables	—	—	1	—	—
Investments	10	8	8	7	5
Other non-current assets	91	91	77	75	66
Total assets	$2,967	$2,519	$2,632	$2,728	$2,749
Liabilities and equity
Accounts payable	$276	$307	$369	$350	$229
Short-term debt	20	—	—	—	—
Related party payables	12	4	16	9	97
Accrued expenses	207	214	193	237	216
Income tax payable	6	7	9	10	12
Related party short-term debt	3	2	1	—	—
Other current liabilities	48	59	47	24	30
Total current liabilities	572	593	636	630	584
Convertible Senior Notes - 4%	156	—	—	—	—
Related party long-term debt	12	13	13	12	13
Pension liability	21	20	20	19	19
Deferred tax liabilities	12	14	13	16	20
Operating lease non-current liabilities	75	53	—	—	—
Financial lease non-current liabilities [2]	33	33	1	1	1
Other non-current liabilities	22	25	24	10	10
Total non-current liabilities	331	158	70	58	63
Equity
Common stock	111	87	87	87	87
Additional paid-in capital	2,341	1,939	1,938	1,929	1,915
Accumulated deficit	(451)	(318)	(181)	(68)	—
Net Former Parent investment	—	—	—	—	—
Accumulated other comprehensive income (loss)	(34)	(30)	(19)	(12)	(13)
Total Equity	1,967	1,678	1,826	1,936	1,989
Non-controlling interest	97	90	101	104	113
Total Equity and non-controlling interest	2,064	1,768	1,927	2,040	2,102
Total liabilities, Equity and non-controlling interest	$2,967	$2,519	$2,632	$2,728	$2,749
[1] Carve-out reporting due to the Autoliv spin-off of Veoneer, [2] The figures were reported as Other non-current liabilities for the last three quarters in 2018.

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Consolidated Cash Flow Statement	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2018
Dollars in millions	2019	2018	2019	2018
Operating activities
Net loss	$(142)	$(66)	$(290)	$(103)	$(481)	$(294)
Depreciation and amortization	31	27	60	55	116	111
Contingent consideration write-down	—	—	—	(14)	—	(14)
Other, net	12	(3)	39	3	90	54
Change in operating assets and liabilities	29	(43)	31	(105)	100	(36)
Net cash used in operating activities [1]	(70)	(85)	(160)	(164)	(175)	(179)
Investing activities
Net decrease in related party notes receivable	—	—	—	76	—	76
Capital expenditures	(50)	(40)	(109)	(71)	(226)	(188)
Equity method investment	(11)	1	(11)	(71)	(11)	(71)
Short-term investments	—	—	5	—	—	(5)
Long-term investments	(4)		(4)	—	(4)	—
Proceeds from sale of property, plant and equipment	—	2	—	4	—	4
Acquisition of intangible assets	—	—	—	—	(1)	(1)
Net cash used in investing activities	(65)	(37)	(119)	(62)	(242)	(185)
Financing activities
Net increase / (decrease) in related party short-term debt	1	(23)	2	—	3	1
Net increase in short-term debt	19	—	20	—	20	—
Cash provided at separation by Former Parent	—	980	—	980	—	980
Net transfers from Former Parent	—	168	—	275	19	294
Net change in long-term debt	202	—	202	—	202	—
Issuance of common stock	405	—	405	—	405	—
Net increase / (decrease) in related party long-term debt	—	(23)	—	(49)	—	(49)
Net cash provided by financing activities	627	1,102	629	1,206	649	1,226
Effect of exchange rate changes on cash and cash equivalents	(3)	—	(10)	—	(8)	2
Increase in cash and cash equivalents	489	980	340	980	224	864
Cash and cash equivalents at beginning of period	715	—	864	—	980	—
Cash and cash equivalents at end of period	$1,204	$980	$1,204	$980	$1,204	$864
[1] Operating Cash flow is the equivalent to “Net cash used in operating activities”.

Key Ratios	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2018
Dollars in millions, (except where specified)	2019	2018	2019	2018
Gross Margin % [1]	15.7	19.6	16.5	19.1	18.0	19.3
SG&A %	(10.3)	(6.6)	(10.4)	(5.9)	(9.3)	(7.0)
RD&E %	(32.4)	(20.8)	(32.0)	(19.3)	(27.2)	(20.9)
Operating Margin % [2]	(28.0)	(8.4)	(27.0)	(5.5)	(19.4)	(8.8)
Depreciation and Amortization %	6.3	4.7	6.1	4.7	5.6	5.0
EBITDA % [3]	(21.7)	(3.7)	(20.9)	(0.8)	(13.8)	(3.9)
Capital Expenditures %	10.2	7.0	11.1	6.1	11.0	8.4
Net Working Capital [4]	1	135	1	135	1	42
Operating Cash flow [5]	(70)	(85)	(160)	(164)	(175)	(179)
Shareholders’ Equity [6]	1,967	1,989	1,967	1,989	—	1,826
Cash and Cash Equivalents	1,204	980	1,204	980	—	864
Weighted average number of shares outstanding [6]	96.06	87.13	91.68	87.13	91.70	87.16
Loss per share [7]	$(1.39)	$(0.72)	$(2.94)	$(1.09)	$(4.92)	$(3.17)
Total Shareholders’ Equity per share	$20.48	$22.83	$21.46	$22.83	$—	$20.94
Number of Associates at period-ending [8]	7,575	6,691	7,575	6,691	7,575	7,271
Number of Total Associates at period-ending [9]	9,235	7,937	9,235	7,937	9,235	8,600
Days Receivables Outstanding [10]	54	75	60	73	68	74
Days Inventory Outstanding [11]	29	25	30	25	30	27
[1] Gross profit relative to sales. [2] Operating income relative to sales. [3] See EBITDA reconciliation to net income on page 10. [4] Total current assets excluding cash and cash equivalents minus total current liabilities excluding short-term debt. [5] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [6] Basic number of shares used to compute net loss per share in millions. Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the loss per share calculation. [7] Excluding non-controlling interest. [8] Employees with a continuous employment agreement, recalculated to full time equivalent heads. [9] Includes temporary hourly personnel. [10] Outstanding receivables relative to average daily sales. [11] Outstanding inventories relative to average daily sales.

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Non-U.S. GAAP Financial Measures
Non-U.S. GAAP financial measures are reconciled throughout this report.
In this report we refer to organic sales or changes in organic sales growth, a non-U.S. GAAP financial measure that we, investors and analysts use to analyze the Company's sales trends and performance. We believe that this measure assists investors and management in analyzing trends in the Company's business because the Company generates approximately 66% of sales, in currencies other than in U.S. dollars (its reporting currency) and currency rates have been and can be rather volatile. Additionally, the Company has historically made several acquisitions and divestitures, although none that impacted the reporting periods in question. Organic sales and organic sales growth present the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates on the Company’s performance. The tables in this report present reconciliation of changes in the total U.S. GAAP net sales changes in organic sales growth.

The Company also uses in this report EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s net income excluding interest expense, income taxes, depreciation and amortization and including loss from equity method investment. The Company also uses Segment EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s EBITDA which has been further adjusted on a segment basis to exclude certain corporate and other items. We believe that EBITDA and Segment EBITDA are useful measures for management, analysts and investors to evaluate operating performance on a consolidated and reportable segment basis, because it assists in comparing our performance on a consistent basis. The tables below provide reconciliations of net income (loss) to EBITDA and Segment EBITDA.

The Company also uses in this report net working capital, a non-U.S. GAAP financial measure, which is defined as current assets (excluding cash and cash equivalents) minus current liabilities excluding short-term debt. Management uses this measure to improve its ability to assess liquidity at a point in time. The table below provides a reconciliation of current assets and liabilities to net working capital.

Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

The forward-looking non-U.S. GAAP financial measures used in this report are provided on a non-U.S. GAAP basis. Veoneer has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as foreign currency exchange rates and future investing activities, cannot be reasonably predicted or determined. As a result, such reconciliations are not available without unreasonable efforts and Veoneer is unable to determine the probable significance of the unavailable information.

Reconciliations of U.S. GAAP to Non-U.S. GAAP Financial Measures
Net Loss to EBITDA	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2018
Dollars in millions	2019	2018	2019	2018
Net Loss	$(142)	$(66)	$(290)	$(103)	$(482)	$(294)
Depreciation and amortization	31	27	60	55	116	111
Loss from equity method investment	18	16	35	30	68	63
Interest and other non-operating items, net	(3)	(1)	(6)	(1)	(13)	(7)
Income tax expense / (benefit)	(10)	3	(4)	10	28	42
EBITDA	$(106)	$(21)	$(205)	$(9)	$(283)	$(87)

Segment EBITDA to EBITDA	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2018
Dollars in millions	2019	2018	2019	2018
Electronics	$(81)	$(13)	$(151)	$4	$(198)	$(43)
Brake Systems	(7)	5	(17)	7	(17)	7
Segment EBITDA	(88)	(8)	(168)	11	(215)	(36)
Corporate and other	(18)	(13)	(37)	(20)	(68)	(51)
EBITDA	$(106)	$(21)	$(205)	$(9)	$(283)	$(87)

Working Capital to Net Working Capital	June 30, 2019	June 30, 2018	March 31, 2019	March 31, 2018	December 31, 2018	December 31, 2017
Dollars in millions
Total current assets	$1,758	$1,699	$1,352	$706	$1,543	$649
less Total current liabilities	572	584	593	646	636	590
Working capital	1,185	1,115	759	60	907	59
less Cash and cash equivalents	1,204	980	715	—	864	—
less Short-term debt	20	—	—	—	—	—
Net working capital	$1	$135	$44	$60	$42	$59

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